EXHIBIT 99.1

Genworth Financial Announces Second Quarter 2020 Results

Second Quarter Net Loss $441 Million And Adjusted Operating Loss Of $21 Million

•	Merger Agreement With China Oceanwide Holdings Group Co., Ltd (Oceanwide) Extended To Not Later Than September 30, 2020; Interim Milestone By August 31, 2020

•	Reached Agreement With AXA S.A. (AXA) On July 20, 2020 To Settle Liability For Payment Protection Insurance Mis-Selling, Which Included A Payment Of £100MM Subsequent To Quarter-End

•	U.S. Mortgage Insurance (MI) Benefited From A Robust Mortgage Origination Market With $28.4 Billion In New Insurance Written (NIW)

•	U.S. MI Adjusted Operating Loss Of $3 Million Primarily Driven By Higher New Delinquencies Attributable To The COVID-19 Pandemic

•	U.S. MI’s PMIERs[1] Sufficiency Ratio Estimated At 143 Percent, $1,275 Million Above Requirements

-	Reinsurance Transaction On 2009-2019 Blocks Providing Approximately $180 Million PMIERs Credit

•	U.S. Life Insurance Segment Adjusted Operating Loss Of $5 Million Driven By Life Insurance Performance; LTC[2] Benefited From Higher Mortality In The Quarter Indicative Of COVID-19

•	Holding Company Cash And Liquid Assets Of $554 Million, Including $59 Million Restricted, With Repurchases Of $52 Million Principal Amount Of 2021 Senior Notes In The Quarter

Richmond, VA (July 29, 2020) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the quarter ended June 30, 2020. The company reported a net loss3 of $441 million, or $0.86 per diluted share, in the second quarter of 2020, compared with net income of $168 million, or $0.33 per diluted share, in the second quarter of 2019. The company reported an adjusted operating loss4 of $21 million, or $0.04 per diluted share, in the second quarter of 2020, compared with adjusted operating income of $178 million, or $0.35 per diluted share, in the second quarter of 2019.

In July 2020, the company reached a settlement agreement with AXA regarding a dispute over payment protection insurance claims underwritten by the company’s former lifestyle protection insurance business that was acquired by AXA in 2015. As a result, Genworth recorded an after-tax loss of $516 million for the settlement as part of discontinued operations in the current quarter.

[1]	Private Mortgage Insurer Eligibility Requirements
[2]	Long term care insurance
[3]

Unless otherwise stated, all references in this press release to net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share and book value per share should be read as net income (loss) available to Genworth’s common stockholders, net income (loss) available to Genworth’s common stockholders per diluted share, adjusted operating income (loss) available to Genworth’s common stockholders, adjusted operating income (loss) available to Genworth’s common stockholders per diluted share and book value available to Genworth’s common stockholders per share, respectively.

[4]

This is a financial measure that is not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

COVID-19 Update

The COVID-19 pandemic continued to impact Genworth in the current quarter. Genworth’s priority remains servicing its customers while maintaining the health and safety of all employees and their families. The company successfully transitioned to a fully remote work environment in March, and employees have continued to serve customers and policyholders effectively with minimal disruption. As cases have continued to surge in some regions of the U.S. and given the organization’s seamless transition to remote operations, Genworth has decided to extend remote working conditions until at least January 1, 2021. Genworth is constantly monitoring and evaluating the impact of COVID-19 and will continue to act in the best interests of its investors and employees while effectively addressing customer needs.

The COVID-19 pandemic and related macroeconomic volatility negatively impacted the company’s financial results in the quarter primarily as a result of higher unemployment, increased home borrower participation in forbearance programs and increased new delinquencies which were partly mitigated by the effects of government stimulus. These effects were partially offset by benefits from sequential equity market improvement and higher mortality in the LTC business.

Genworth is closely monitoring macroeconomic indicators and is conducting extensive scenario planning to tailor its actions to mitigate adverse effects of the pandemic. The economic impact to U.S. MI for the remainder of 2020 is uncertain and will depend on the speed of recovery and the amount and duration of government stimulus reaching borrowers. Mortgage originations remained strong during the current quarter driven by the low interest rate environment which resulted in higher refinance origination volumes. New delinquencies increased significantly in the current quarter, peaking in the month of May consistent with forbearance trends seen earlier in the quarter. Although uncertainty remains high, as economic activity resumes and forbearance options provide borrowers with financial stability, higher new delinquencies may be mitigated by higher cure rates in the second half of 2020. In order to preserve capital in the company’s mortgage insurance subsidiaries during this period of uncertainty, Genworth does not expect to receive further dividends from its mortgage insurance businesses in 2020. Additionally, in response to COVID-19, the U.S. MI business is subject to the temporary PMIERs requirement to obtain pre-approval from the government-sponsored enterprises (GSEs) for certain capital related transactions, including dividends. The amount and timing of dividends in 2021 will depend on a variety of factors, including the timing of economic recovery from COVID-19.

In the U.S. life insurance companies, interest rate and equity market movements are expected to continue to impact U.S. GAAP and statutory results. Results may also continue to be impacted by higher mortality, dependent on the length and severity of the COVID-19 pandemic. The company continues to manage the U.S. life insurance businesses on a standalone basis with no plans to infuse or extract capital other than as committed in connection with the completion of the Oceanwide transaction.

“Genworth’s leadership team and employees have shown incredible resilience and dedication to our customers, policyholders and each other during this difficult period,” said Tom McInerney, President and CEO of Genworth. “While the severity and duration of the pandemic remains to be seen, we continue to plan for various scenarios to ensure we are taking the right steps to best position our businesses to navigate the impacts of the pandemic.”

Strategic Update

On June 30, Genworth and Oceanwide announced they agreed to extend the merger agreement deadline to not later than September 30, 2020, which provides Oceanwide with additional time to secure funding for the transaction and receive clearance for currency conversion and transfer of funds from China’s State Administration of Foreign Exchange (SAFE). Oceanwide has indicated that the financing has been delayed due to the COVID-19 pandemic and uncertain macroeconomic conditions.

“Although the closing process has been further delayed by the COVID-19 pandemic, the Oceanwide transaction continues to represent the best strategic option for Genworth’s shareholders, and benefits policyholders, customers and employees,” said Tom McInerney, president and CEO of Genworth. “The fifteenth waiver and extension of the merger agreement provides both parties with the flexibility needed to navigate this uncertain environment. In order to address our near-term financial obligations including the recently announced AXA settlement, we are moving forward with steps to enhance our liquidity while working diligently towards closing the transaction.”

LU Zhiqiang, chairman of Oceanwide, continued. “The acquisition of Genworth is a strategically important transaction and a priority for China Oceanwide. The financing progress has been delayed given the significant economic impacts of lock-downs associated with the global pandemic, but we remain committed to securing financing for the transaction in order to close the transaction as soon as possible.”

As part of the fifteenth waiver and extension, Genworth and Oceanwide also agreed to additional interim milestones designed to provide more clarity to Genworth on Oceanwide’s progress towards financing the transaction. Specifically, the fifteenth waiver includes provisions for Oceanwide to submit satisfactory evidence to Genworth by August 31, 2020 confirming that:

•	Approximately $1.0 billion is available to Oceanwide from sources in Mainland China to fund the acquisition of Genworth; and

•	Hony Capital and/or other acceptable third parties have committed to provide Oceanwide $1.0 billion or more from sources outside of China to fund the transaction.

Given the delay in the closing process, Genworth is moving forward with plans to address its near-term liabilities and financial obligations, which include the recently announced settlement agreement with AXA and approximately $1.0 billion of debt maturing in 2021. Genworth expects these steps to include a debt financing in the near term and taking the necessary steps to launch a 19.9 percent initial public offering of its U.S. Mortgage Insurance business, subject to market conditions, in the event the China Oceanwide transaction is terminated.

As previously announced, Genworth paid AXA £100 million, or $125 million, on July 21, 2020 (which amount is in addition to a £100 million interim cash payment Genworth made to AXA in January 2020 and expensed in the fourth quarter of 2019). In addition, Genworth issued a secured promissory note to AXA, pursuant to which Genworth will make deferred cash payments totaling approximately £317 million in two installments: the first on June 30, 2022 and the second on September 30, 2022, subject to certain prepayment obligations. Genworth has also agreed to pay a significant portion of mis-selling losses incurred by AXA from the ongoing processing of previously submitted mis-selling complaints, which losses will be added to and paid with the second installment on September 30, 2022.

Under the terms of the settlement and the sale and purchase agreement, if AXA recovers amounts from third parties related to the mis-selling losses, including from the distributor responsible for the sale of the policies, Genworth has certain rights to share in those recoveries to recoup payments for the underlying mis-selling losses.

Financial Performance

Consolidated Net Income (Loss) & Adjusted Operating Income (Loss)

	Three months ended June 30
	2020		2019
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share	Total % change
Net income (loss) available to Genworth’s common stockholders	$(441)	$(0.86)	$168	$0.33	NM	[5]
Adjusted operating income (loss)	$(21)	$(0.04)	$178	$0.35	(112)%
Weighted-average diluted shares	512.5		508.7

	As of June 30
	2020		2019
Book value per share		$28.96		$27.32
Book value per share, excluding accumulated other comprehensive income (loss)		$20.17		$21.34

The net loss in the quarter included investment gains of $101 million, net of taxes and other adjustments. The investment gains were driven by sales of U.S. Treasury bonds and mark-to-market gains on limited partnerships and equity securities. Net income in the second quarter of 2019 included $35 million from investment losses, net of taxes and other adjustments.

Net investment income was $786 million in the quarter, compared to $793 million in the prior quarter and $816 million in the prior year. Net investment income was lower than the prior quarter as a result of lower income from bond calls and prepayments and an unfavorable inflation impact on U.S. Government Treasury Inflation Protected Securities (TIPS) in the quarter compared to favorable inflation in the prior quarter, partially offset by higher income from limited partnerships. Net investment income was lower than the prior year due to unfavorable inflation impact of TIPS in the quarter compared to favorable inflation in the prior year. The reported yield and the core yield4 for the quarter were 4.65 percent and 4.59 percent, respectively, compared to 4.71 percent and 4.57 percent, respectively, in the prior quarter.

Genworth’s effective tax rate on income from continuing operations for the quarter was approximately 31.1 percent. The effective tax rate was increased from the tax effect of forward starting swap gains settled prior to the change in the corporate tax rate under the 2017 Tax Cuts and Jobs Act, which continue to be tax effected at 35 percent as they are amortized into net investment income, as well as by the higher tax expense related to foreign operations and nondeductible goodwill. The effective tax rate on the loss from discontinued operations for the quarter was 21 percent.

[5]	The company defines “NM” as not meaningful for increases or decreases greater than 200 percent.

Adjusted operating income (loss) results by business line are summarized in the table below:

Adjusted Operating Income (Loss) (Amounts in millions)	Q2 20	Q1 20	Q2 19
U.S. Mortgage Insurance	$(3)	$148	$147
Australia Mortgage Insurance	1	9	13
U.S. Life Insurance	(5)	(70)	66
Runoff	24	(13)	9
Corporate and Other	(38)	(41)	(57)

Total Adjusted Operating Income (Loss)	$(21)	$33	$178

Adjusted operating income (loss) represents income (loss) from continuing operations excluding the after-tax effects of income (loss) from continuing operations attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and other adjustments, net of taxes. A reconciliation of net income (loss) to adjusted operating income (loss) is included at the end of this press release.

Unless specifically noted in the discussion of results for the Australia MI business, references to percentage changes exclude the impact of translating foreign denominated activity into U.S. dollars (foreign exchange). Percentage changes that include the impact of foreign exchange are found in a table at the end of this press release.

U.S. Mortgage Insurance

Operating Metrics (Dollar amounts in millions)	Q2 20	Q1 20	Q2 19
Adjusted operating income (loss)	$(3)	$148	$147
New insurance written
Primary Flow	$28,400	$17,900	$15,800
Loss ratio	94%	8%	—%

U.S. MI reported an adjusted operating loss of $3 million, compared with adjusted operating income of $148 million in the prior quarter and $147 million in the prior year. U.S. MI’s flow insurance in force increased 16 percent versus the prior year from strong NIW, driving continued growth in earned premiums. Flow NIW increased 59 percent from the prior quarter due to higher purchase and refinance originations and was up 80 percent versus the prior year primarily driven by higher refinance originations, a larger private mortgage insurance market and higher estimated market share. Flow insurance in force growth from NIW was partially offset by low persistency, which was 60 percent for the quarter, down from 76 percent in the prior quarter and 82 percent in the prior year. The growth in earned premiums versus the prior quarter and prior year was also driven by increased single premium policy cancellations from lower persistency and higher mortgage refinancing activity, partially offset by lower average premium rates and higher ceded premiums associated with the company’s credit risk transfer program.

U.S. MI losses of $228 million and loss ratio of 94 percent were up from both the prior year and sequentially driven by an increase in new delinquencies from the COVID-19 pandemic. Total flow delinquencies increased from 15,246 to 53,372 sequentially driven by 48,249 new delinquencies in the quarter, of which 87 percent are subject to a forbearance plan and may cure at an elevated rate. New delinquencies contributed $170 million of loss expense in the quarter, and in addition, losses included approximately $28 million of incremental loss expense associated with incurred but not reported (IBNR) delinquencies. U.S. MI also strengthened reserves on existing delinquencies by $28 million, primarily due to the deterioration of early cure emergence patterns impacting the frequency of claim, along with a modest increase in the estimated claim severity.

Australia Mortgage Insurance

Operating Metrics (Dollar amounts in millions)	Q2 20	Q1 20	Q2 19
Adjusted operating income	$1	$9	$13
New insurance written
Flow	$4,400	$4,100	$3,700
Bulk	$100	$200	$1,200
Loss ratio	63%	34%	34%

Australia MI reported adjusted operating income of $1 million, down from $9 million in the prior quarter and $13 million in the prior year primarily from lower earned premiums and higher losses in the current quarter. Australia MI flow NIW increased 15 percent sequentially and increased 32 percent versus the prior year due to higher mortgage origination volume with continued low interest rates and improving consumer confidence. Through the second quarter, over 48,000 of Australia MI’s insured loans, or 4% of its insured loans in force, were enrolled in a payment deferral or payment holiday program. Under regulatory guidance, these loans, unless previously delinquent, are reported as current. The business strengthened its loss reserve by $18 million in the current quarter, including IBNR reserving for the loan payment deferrals, to reflect anticipated economic impacts caused by the COVID-19 pandemic. The loss ratio in the quarter was 63 percent, up 29 points both sequentially and versus prior year primarily due to the increases in loss reserves.

U.S. Life Insurance

Adjusted Operating Income (Loss) (Amounts in millions)	Q2 20	Q1 20	Q2 19
Long Term Care Insurance	$48	$1	$37
Life Insurance	(81)	(77)	10
Fixed Annuities	28	6	19

Total U.S. Life Insurance	$(5)	$(70)	$66

Long Term Care Insurance

Long term care insurance reported adjusted operating income of $48 million, compared with $1 million in the prior quarter and $37 million in the prior year. Mortality in the current quarter was higher compared to the prior quarter and prior year, impacting active claims, pending claims and active policies. Although it is not the company’s practice to track cause of death for LTC policyholders and claimants, current quarter LTC results were likely impacted by the COVID-19 pandemic. In light of the significant decrease in LTC new claim incidence the company has experienced during the COVID-19 pandemic, IBNR claim reserves were strengthened $37 million in the current quarter, reflecting the assumption that incidence during the quarter was temporarily delayed. The IBNR reserve strengthening partially offset the continued favorable development on IBNR claims. Premiums from in force rate actions were higher than the prior quarter and prior year, partially offset by less favorable impacts from benefit reductions.

Life Insurance

Life insurance reported an adjusted operating loss of $81 million, compared with an adjusted operating loss of $77 million in the prior quarter and adjusted operating income of $10 million in the prior year. Results reflected higher amortization of deferred acquisition costs (DAC) compared to the prior year, primarily associated with higher lapses from the large 20-year level-premium term life insurance block entering its post-level premium period. Results also reflected reserve increases during the premium grace period in the 10-year term universal life insurance block associated with policies entering the post-level premium period that were higher than the prior year and lower than the prior quarter. Universal life mortality was higher compared to the prior quarter and prior year, attributable in part to the COVID-19 pandemic. Prior year results included a reinsurance correction and a refinement resulting in a net favorable after-tax impact of $17 million.

Fixed Annuities

Fixed annuities reported adjusted operating income of $28 million, compared with $6 million in the prior quarter and $19 million in the prior year. Results versus the prior quarter and prior year reflected favorable reserve changes and DAC amortization due to the favorable equity market changes and higher mortality in the single premium immediate annuity product. Results versus the prior year also reflected lower net spreads and DAC amortization reflecting higher lapses. Results in the prior year included unfavorable after-tax charges of $4 million from loss recognition testing on the single premium immediate annuity block.

Runoff

Runoff reported adjusted operating income of $24 million, compared with an adjusted operating loss of $13 million in the prior quarter and adjusted operating income of $9 million in the prior year. Results in the current quarter reflected impacts in the company’s variable annuity business from favorable equity market performance compared to the prior quarter and prior year.

Corporate And Other

Corporate and Other reported an adjusted operating loss of $38 million, compared with $41 million in the prior quarter and $57 million in the prior year. Operating expenses in the current quarter were favorable compared to the prior quarter and prior year primarily from lower corporate spending. Additionally, results in the current quarter and prior quarter reflected lower interest expense compared to the prior year from the early redemption of Genworth Holdings, Inc.’s June 2020 senior notes in January 2020.

Capital & Liquidity

Genworth maintains the following capital positions in its operating subsidiaries:

Key Capital & Liquidity Metrics (Dollar amounts in millions)	Q2 20	Q1 20	Q2 19
U.S. MI
Consolidated Risk-To-Capital Ratio[6]	12.0:1	12.2:1	11.8:1
Genworth Mortgage Insurance Corporation Risk-To-Capital Ratio[6]	12.2:1	12.4:1	12.1:1
Private Mortgage Insurer Eligibility Requirements (PMIERs) Sufficiency Ratio6,[7]	143%	142%	123%
Australia MI
Prescribed Capital Amount (PCA) Ratio[6]	177%	178%	208%
U.S. Life Insurance Companies
Consolidated Risk-Based Capital (RBC) Ratio[6]	220%	194%	191%
Holding Company Cash and Liquid Assets[8],[9]	$554	$575	$403

Key Points

•

U.S. MI’s PMIERs sufficiency ratio is estimated to be 143 percent, $1,275 million above requirements. The PMIERs sufficiency ratio was up one percent, or $104 million sequentially, with improvement driven primarily from business cash flows, elevated lapse of existing business and an increase in reinsurance credit, partially offset by incremental new delinquencies and capital consumed by NIW. Both the current quarter and prior quarter ratios benefited from a 0.30 multiplier applied to the risk based required asset factor for loans, pursuant to recently announced GSE PMIERs guidance, which resulted in a reduction of PMIERs required assets by an estimated $1,057 million at the end of the quarter;

[6]	Company estimate for the second quarter of 2020 due to timing of the preparation and filing of statutory statements.
[7]

The PMIERs sufficiency ratio is calculated as available assets divided by required assets as defined within PMIERs. The current period PMIERs sufficiency ratio is an estimate due to the timing of the PMIERs filing for the U.S. mortgage insurance business. As of June 30, 2020, March 31, 2020, and June 30, 2019, the PMIERs sufficiency ratios were in excess of $1.2 billion, $1.1 billion and $0.65 billion, respectively, of available assets above the applicable PMIERs requirements.

[8]	Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[9]

Genworth Holdings, Inc. had $504 million, $525 million and $358 million of cash, cash equivalents and restricted cash as of June 30, 2020, March 31, 2020 and June 30, 2019, respectively, which included $10 million and $7 million of restricted cash and cash equivalents as of June 30, 2020 and June 30, 2019, respectively. Genworth Holdings, Inc. also held $50 million, $50 million and $45 million in U.S. government securities as of June 30, 2020, March 31, 2020 and June 30, 2019, respectively, which included $49 million, $50 million and $42 million, respectively, of restricted assets.

•

In the current quarter, U.S. MI executed an aggregate excess of loss reinsurance transaction which provided up to $300 million of reinsurance coverage on the 2009-2019 book years to provide PMIERs capital credit for elevated delinquencies as a result of COVID-19. The PMIERs sufficiency in the current quarter included approximately $180 million of capital credit in respect of this transaction. Combined with the other outstanding credit risk transfer transactions, including the insurance linked note, the credit risk transfer program provided an aggregate of approximately $1.0 billion of PMIERs capital credit as of June 30, 2020;

•	Australia MI’s PCA ratio is estimated to be 177 percent, above the company’s target operating range of 132 to 144 percent. The PCA ratio was down one point sequentially;

•	Subsequent to quarter end, Australia MI executed a series of Tier 2 debt transactions that extended favorable regulatory capital credit;

•

U.S. life insurance companies’ consolidated statutory risk-based capital is estimated to be 220%, up from the prior quarter primarily due to statutory income on LTC from favorable mortality and favorable equity market impacts on variable annuities during the current quarter; and

•

The holding company ended the quarter with $554 million of cash and liquid assets, including $59 million that is restricted, which is above the company’s target of two times expected annual debt interest payments excluding restricted cash and liquid assets. During the second quarter, the holding company repurchased $52 million of its 2021 maturities at a $4 million discount. Subsequent to quarter end, the company made a £100 million payment ($125 million) to AXA related to the settlement agreement on July 21, 2020.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a Fortune 500 insurance holding company committed to helping families achieve the dream of homeownership and address the financial challenges of aging through its leadership positions in mortgage insurance and long term care insurance. Headquartered in Richmond, Virginia, Genworth traces its roots back to 1871 and became a public company in 2004. For more information, visit genworth.com.

From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com. From time to time, Genworth’s publicly traded subsidiary, Genworth Mortgage Insurance Australia Limited, separately releases financial and other information about its operations. This information can be found at http://www.genworth.com.au.

Conference Call And Financial Supplement Information

This press release and the second quarter 2020 financial supplement are now posted on the company’s website. Additional information regarding business results will be posted on the company’s website, http://investor.genworth.com, by 8:00 a.m. on July 30, 2020. Investors are encouraged to review these materials.

Genworth will conduct a conference call on July 30, 2020 at 9:00 a.m. (ET) to discuss business results and provide an update on strategic objectives, including the pending transaction with China Oceanwide. Genworth’s conference call will be accessible via telephone and the Internet. The dial-in number for Genworth’s July 30th conference call is 888 208.1820 or 323 794.2110 (outside the U.S.); conference ID # 6602361. To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

A replay of the call will be available at 888 203.1112 or 719 457.0820 (outside the U.S.); conference ID # 6602361 through August 14, 2020. The webcast will also be archived on the company’s website for one year.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measures entitled “adjusted operating income (loss)” and “adjusted operating income (loss) per share.” Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The chief operating decision maker evaluates segment performance and allocates resources on the basis of adjusted operating income (loss). The company defines adjusted operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income (loss) from continuing operations attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and infrequent or unusual non-operating items. Gains (losses) on insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or resulting gains (losses) on reinsurance restructuring for certain blocks of business. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of estimated future credit losses, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and restructuring costs are also excluded from adjusted operating income (loss) because, in the company’s opinion, they are not indicative of overall operating trends. Infrequent or unusual non-operating items are also excluded from adjusted operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends.

While some of these items may be significant components of net income (loss) available to Genworth Financial, Inc.’s common stockholders in accordance with U.S. GAAP, the company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from adjusted operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth Financial, Inc.’s common stockholders or net income (loss) available to Genworth Financial, Inc.’s common stockholders per share on a basic and diluted basis determined in accordance with U.S. GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) available to Genworth Financial, Inc.’s common stockholders to adjusted operating income (loss) assume a 21 percent tax rate for the company’s domestic segments and a 30 percent tax rate for its Australia Mortgage Insurance segment and are net of the portion attributable to noncontrolling interests. Net investment gains (losses) are also adjusted for DAC and other intangible amortization and certain benefit reserves.

In the second quarter of 2020, the company recorded a goodwill impairment of $3 million, net of the portion attributable to noncontrolling interests, in its Australia mortgage insurance business.

During the second and first quarters of 2020, the company repurchased $52 million and $14 million, respectively, principal amount of Genworth Holdings, Inc.’s (Genworth Holdings) senior notes with 2021 maturity dates for a pre-tax gain of $3 million and $1 million, respectively. In January 2020, the company paid a pre-tax make-whole expense of $9 million related to the early redemption of Genworth Holdings’ senior notes originally scheduled to mature in June 2020 and Rivermont Life Insurance Company I, the company’s indirect wholly-owned special purpose consolidated captive insurance subsidiary, early redeemed all of its $315 million outstanding non-recourse funding obligations originally due in 2050 resulting in a pre-tax loss of $4 million from the write-off of deferred borrowing costs. These transactions were excluded from adjusted operating income (loss) as they relate to gains (losses) on the early extinguishment of debt.

The company recorded a pre-tax expense of $1 million in both the second and first quarters of 2020 related to restructuring costs as it continues to evaluate and appropriately size its organizational needs and expenses. There were no infrequent or unusual items excluded from adjusted operating income (loss) during the periods presented.

The tables at the end of this press release provide a reconciliation of net income (loss) available to Genworth Financial, Inc.’s common stockholders to adjusted operating income (loss) for the three months ended June 30, 2020 and 2019, as well as for the three months ended March 31, 2020, and reflect adjusted operating income (loss) as determined in accordance with accounting guidance related to segment reporting.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for items that do not reflect the underlying performance of the investment portfolio. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield is not a substitute for investment yield determined in accordance with U.S. GAAP. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of reported U.S. GAAP yield to core yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company taxes its international businesses at their local jurisdictional tax rates and its domestic businesses at the U.S. corporate federal income tax rate of 21 percent. The company’s segment tax methodology applies the respective jurisdictional or domestic tax rate to the pre-tax income (loss) of each segment, which is then adjusted in each segment to reflect the tax attributes of items unique to that segment such as foreign withholding taxes and permanent differences between U.S. GAAP and local tax law. The difference between the consolidated provision for income taxes and the sum of the provision for income taxes in each segment is reflected in Corporate and Other activities.

The annually-determined tax rates and adjustments to each segment’s provision for income taxes are estimates which are subject to review and could change from year to year.

The company reports selected operating performance measures including “sales” and “insurance in force” or “risk in force” which are commonly used in the insurance industry as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new business generated in a period. Sales refer to new insurance written for mortgage insurance products. The company considers new insurance written to be a measure of the company’s operating performance because it represents a measure of new sales of insurance policies during a specified period, rather than a measure of the company’s revenues or profitability during that period.

Management regularly monitors and reports insurance in force and risk in force. Insurance in force for the company’s mortgage insurance businesses is a measure of the aggregate original loan balance for outstanding insurance policies as of the respective reporting date. Risk in force for the company’s U.S. mortgage insurance business is based on the coverage percentage applied to the estimated current outstanding loan balance. Risk in force in the Australia mortgage insurance business is computed using an “effective” risk in force amount, which recognizes that the loss on any particular loan will be reduced by the net proceeds received upon sale of the property. Effective risk in force has been calculated by applying to insurance in force a factor of 35 percent that represents the highest expected average per-claim payment for any one underwriting year over the life of the company’s mortgage insurance business in Australia. The company also has certain risk share arrangements in Australia where it provides pro-rata coverage of certain loans rather than 100 percent coverage. As a result, for loans with these risk share arrangements, the applicable pro-rata coverage amount provided is used when applying the factor. The company considers insurance in force and risk in force to be measures of its operating performance because they represent measures of the size of its business at a specific date which will generate revenues and profits in a future period, rather than measures of its revenues or profitability during that period.

Management also regularly monitors and reports a loss ratio for the company’s businesses. For the mortgage insurance businesses, the loss ratio is the ratio of benefits and other changes in policy reserves to net earned premiums. For the long term care insurance business, the loss ratio is the ratio of benefits and other changes in reserves less tabular interest on reserves less loss adjustment expenses to net earned premiums. The company considers the loss ratio to be a measure of underwriting performance in these businesses and helps to enhance the understanding of the operating performance of the businesses.

These operating performance measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Examples of forward-looking statements include statements the company makes relating to the closing of the transaction with China Oceanwide Holdings Group Co., Ltd. (together with its affiliates, Oceanwide), Oceanwide’s funding plans and transactions the company is pursuing to address its near-term liabilities and financial obligations, which may include raising debt through its mortgage insurance subsidiaries and/or transactions to sell a percentage of its ownership interests in its mortgage insurance businesses, as well as statements the company makes regarding the potential impacts of the COVID-19 pandemic. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, business, competitive, market, regulatory and other factors and risks, including, but not limited to, the following:

•

risks related to the proposed transaction with Oceanwide including: the risk that Oceanwide will be unable to raise funding or the company’s inability to complete the Oceanwide transaction in a timely manner or at all, which may adversely affect the company’s business and the price of its common stock; the risk that the company will be unable to address its near-term liabilities and financial obligations, including the risks that it will be unable to raise new debt financing and/or sell a percentage of its ownership interest in its U.S. mortgage insurance business to repay the promissory note to AXA or refinance its debt maturing in 2021 or beyond; the parties’ inability to obtain regulatory approvals, clearances or extensions, or the possibility that such regulatory approvals or clearances may further delay the Oceanwide transaction or may not be received prior to September 30, 2020 (and either or both of the parties may not be willing to further waive their end date termination rights beyond September 30, 2020) or that materially burdensome or adverse regulatory conditions may be imposed or undesirable measures may be required in connection with any such regulatory approvals, clearances or extensions (including those conditions or measures that either or both of the parties may be unwilling to accept or undertake, as applicable) or that with continuing delays, circumstances may arise that make one or more previously obtained regulatory approvals or clearances no longer valid, one or both parties unwilling to proceed with the Oceanwide transaction or unable to comply with the conditions to existing regulatory approvals, or one or both of the parties may be unwilling to accept any new condition under a regulatory approval; the risk that the parties will not be able to obtain other regulatory approvals, clearances or extensions, including in connection with a potential alternative funding structure or the current geo-political environment, or that one or more regulators may rescind or fail to extend existing approvals, or that the revocation by one regulator of approvals will lead to the revocation of approvals by other regulators; the parties’ inability to obtain any necessary regulatory approvals, clearances or extensions for the post-closing capital plan; the risk that a condition to the closing of the Oceanwide transaction may not be satisfied or that a condition to closing that is currently satisfied may not remain satisfied due to the delay in closing the Oceanwide transaction or that the parties will be unable to agree upon a closing date following receipt of all regulatory approvals and clearances; the risk that existing and potential legal proceedings may be instituted against the company in connection with the Oceanwide transaction that may delay the transaction, make it more costly or ultimately preclude it; the risk that the proposed Oceanwide transaction disrupts the company’s current plans and operations as a result of the announcement and consummation of the transaction; potential adverse reactions or changes to the company’s business relationships with clients, employees, suppliers or other parties or other business uncertainties resulting from the announcement of the Oceanwide transaction or during the pendency of the transaction, including but not limited to such changes that could affect the company’s financial performance; certain restrictions during the pendency of the Oceanwide transaction that may impact the company’s ability to pursue certain business opportunities or strategic transactions; continued availability of capital and financing to the company before, or in the absence of, the consummation of the Oceanwide transaction; further rating agency actions and downgrades in the company’s credit or financial strength ratings; changes in applicable laws or regulations; the company’s ability to recognize the anticipated benefits of the Oceanwide transaction; the amount of the costs, fees, expenses and other charges related to the Oceanwide transaction; the risks related to diverting management’s attention from the company’s ongoing business operations; and the company’s ability to attract, recruit, retain and motivate current and prospective employees may be adversely affected;

•

strategic risks in the event the proposed transaction with Oceanwide is not consummated including: the company’s inability to successfully execute alternative strategic plans to effectively address its current business challenges (including with respect to stabilizing its U.S. life insurance businesses, debt and other obligations, cost savings, ratings and capital); the risk that the impacts of or uncertainty created by the COVID-19 pandemic delay or hinder alternative transactions or otherwise make alternative plans less attractive; the company’s inability to attract buyers for any businesses or other assets it may seek to sell, or securities it may seek to issue, in each case, in a timely manner and on anticipated terms; failure to obtain any required regulatory, stockholder and/or noteholder approvals or consents for such alternative strategic plans, or the company’s challenges changing or being more costly or difficult to successfully address than currently anticipated or the benefits achieved being less than anticipated; inability to achieve anticipated cost-savings in a timely manner; adverse tax or accounting charges; and the company’s ability to increase the capital needed in its mortgage insurance businesses in a timely manner and on anticipated terms, including through business performance, reinsurance or similar transactions, asset sales, securities offerings or otherwise, in each case as and when required;

•

risks relating to estimates, assumptions and valuations including: inadequate reserves and the need to increase reserves (including as a result of any changes the company may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews, including reviews it expects to complete and carry out in the fourth quarter of 2020); risks related to the impact of the company’s annual review of assumptions and methodologies related to its long term care insurance claim reserves and margin reviews in the fourth quarter of 2020, including risks that additional information obtained in finalizing its claim reserves and margin reviews in the fourth quarter of 2020 or other changes to assumptions or methodologies materially affect margins; the inability to accurately estimate the impacts of the COVID-19 pandemic; inaccurate models; deviations from the company’s estimates and actuarial assumptions or other reasons in its long term care insurance, life insurance and/or annuity businesses; accelerated amortization of deferred acquisition costs (DAC) and present value of future profits (PVFP) (including as a result of any changes it may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews, including reviews it expects to complete and carry out in the fourth quarter of 2020); adverse impact on the company’s financial results as a result of projected profits followed by projected losses (as is currently the case with its long term care insurance business); adverse impact on the company’s results of operations, including the outcome of its reviews of the premium earnings pattern for its mortgage insurance businesses; and changes in valuation of fixed maturity and equity securities;

•

risks relating to economic, market and political conditions including: downturns and volatility in global economies and equity and credit markets, including as a result of prolonged unemployment, a sustained low interest rate environment and other displacements caused by the COVID-19 pandemic; interest rates and changes in rates have adversely impacted, and may continue to materially adversely impact, the company’s business and profitability; deterioration in economic conditions or a decline in home prices that adversely affect the company’s loss experience in mortgage insurance; political and economic instability or changes in government policies; and fluctuations in foreign currency exchange rates and international securities markets;

•

regulatory and legal risks including: extensive regulation of the company’s businesses and changes in applicable laws and regulations (including changes to tax laws and regulations); litigation and regulatory investigations or other actions; dependence on dividends and other distributions from the company’s subsidiaries (particularly its mortgage insurance subsidiaries) and the inability of any subsidiaries to pay dividends or make other distributions to the company, including as a result of the performance of its subsidiaries, heightened regulatory restrictions resulting from the COVID-19 pandemic, and other insurance, regulatory or corporate law restrictions; the inability to successfully seek in force rate action increases (including increased premiums and associated benefit reductions) in the company’s long term care insurance business, including as a result of the COVID-19 pandemic; adverse change in regulatory requirements, including risk-based capital; changes in regulations adversely affecting the company’s Australian mortgage insurance business; inability to continue to maintain the private mortgage insurer eligibility requirements (PMIERs); the impact on capital levels of increased delinquencies caused by the COVID-19 pandemic; inability of the company’s U.S. mortgage insurance subsidiaries to meet minimum statutory capital requirements; the influence of Federal

National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) and a small number of large mortgage lenders on the U.S. mortgage insurance market and adverse changes to the role or structure of Fannie Mae and Freddie Mac; adverse changes in regulations affecting the company’s mortgage insurance businesses; additional restrictions placed on the company’s U.S. mortgage insurance business by government and government-owned and government-sponsored enterprises (GSEs) in connection with a new debt financing and/or sale of a percentage of its ownership interests therein; inability to continue to implement actions to mitigate the impact of statutory reserve requirements; changes in tax laws; and changes in accounting and reporting standards;

•

liquidity, financial strength ratings, credit and counterparty risks including: insufficient internal sources to meet liquidity needs and limited or no access to capital (including the ability to obtain further financing, either through raising new debt financing and/or selling a percentage of the company’s ownership interests in its mortgage insurance businesses, or under a secured term loan or credit facility); the impact on holding company liquidity caused by the inability to receive dividends or other returns of capital from the company’s mortgage insurance businesses as a result of the COVID-19 pandemic; the impact of increased leverage as a result of the AXA settlement and related restrictions; continued availability of capital and financing; future adverse rating agency actions, including with respect to rating downgrades or potential downgrades or being put on review for potential downgrade, all of which could have adverse implications for the company, including with respect to key business relationships, product offerings, business results of operations, financial condition and capital needs, strategic plans, collateral obligations and availability and terms of hedging, reinsurance and borrowings; defaults by counterparties to reinsurance arrangements or derivative instruments; defaults or other events impacting the value of the company’s fixed maturity securities portfolio; and defaults on the company’s commercial mortgage loans or the mortgage loans underlying its investments in commercial mortgage-backed securities and volatility in performance;

•

operational risks including: inability to retain, attract and motivate qualified employees or senior management; ineffective or inadequate risk management in identifying, controlling or mitigating risks; the impact on processes caused by shelter-in-place or other governmental restrictions imposed as a result of the COVID-19 pandemic; reliance on, and loss of, key customer or distribution relationships; competition, including in the company’s mortgage insurance businesses from GSEs offering mortgage insurance; the design and effectiveness of the company’s disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations; and failure or any compromise of the security of the company’s computer systems, disaster recovery systems and business continuity plans and failures to safeguard, or breaches of, its confidential information;

•

insurance and product-related risks including: the company’s inability to increase premiums and reduce benefits sufficiently, and in a timely manner, on its in force long term care insurance policies, in each case, as currently anticipated and as may be required from time to time in the future (including as a result of a delay or failure to obtain any necessary regulatory approvals, including as a result of the COVID-19 pandemic, or unwillingness or inability of policyholders to pay increased premiums and/or accept reduced benefits), including to offset any negative impact on the company’s long term care insurance margins; availability, affordability and adequacy of reinsurance to protect the company against losses; decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations; increases in the use of alternatives to private mortgage insurance and reductions in the level of coverage selected; potential liabilities in connection with the company’s U.S. contract underwriting services; and medical advances, such as genetic research and diagnostic imaging, and related legislation that impact policyholder behavior in ways adverse to the company;

•

other risks including: impairments of or valuation allowances against the company’s deferred tax assets and the occurrence of natural or man-made disasters or a pandemic, such as the COVID-19 pandemic, could materially adversely affect its financial condition and results of operations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise. This press release does not constitute an offering of any securities.

# # #

Contact Information:

Investors:	investorinfo@genworth.com

Media:	Julie Westermann, 804 662.2423
julie.westermann@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

(Unaudited)

	Three months ended June 30,		Three months ended March 31, 2020
	2020	2019
Revenues:
Premiums	$1,019	$1,001	$1,015
Net investment income	786	816	793
Net investment gains (losses)	159	(46)	(152)
Policy fees and other income	174	223	181

Total revenues	2,138	1,994	1,837

Benefits and expenses:
Benefits and other changes in policy reserves	1,486	1,251	1,361
Interest credited	139	146	141
Acquisition and operating expenses, net of deferrals	223	229	249
Amortization of deferred acquisition costs and intangibles	93	84	116
Goodwill impairment	5	—	—
Interest expense	44	60	52

Total benefits and expenses	1,990	1,770	1,919

Income (loss) from continuing operations before income taxes	148	224	(82)
Provision (benefit) for income taxes	46	66	(10)

Income (loss) from continuing operations	102	158	(72)
Income (loss) from discontinued operations, net of taxes	(520)	60	—

Net income (loss)	(418)	218	(72)
Less: net income (loss) from continuing operations attributable to noncontrolling interests	23	15	(6)
Less: net income from discontinued operations attributable to noncontrolling interests	—	35	—

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$(441)	$168	$(66)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders:
Income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders	$79	$143	$(66)
Income (loss) from discontinued operations available to Genworth Financial, Inc.’s common stockholders	(520)	25	—

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$(441)	$168	$(66)

Income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.16	$0.29	$(0.13)

Diluted	$0.15	$0.28	$(0.13)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$(0.87)	$0.33	$(0.13)

Diluted	$(0.86)	$0.33	$(0.13)

Weighted-average common shares outstanding:
Basic	505.4	503.4	504.3

Diluted[10]	512.5	508.7	504.3

[10]

Under applicable accounting guidance, companies in a loss position are required to use basic weighted-average common shares outstanding in the calculation of diluted loss per share. Therefore, as a result of the loss from continuing operations for the three months ended March 31, 2020, the company was required to use basic weighted-average common shares outstanding in the calculation of diluted loss per share for the three months ended March 31, 2020, as the inclusion of shares for stock options, restricted stock units and stock appreciation rights of 5.4 million would have been antidilutive to the calculation. If the company had not incurred a loss from continuing operations for the three months ended March 31, 2020, dilutive potential weighted-average common shares outstanding would have been 509.7 million.

Reconciliation of Net Income (Loss) to Adjusted Operating Income (Loss)

(Amounts in millions, except per share amounts)

(Unaudited)

	Three months ended June 30,		Three months ended March 31, 2020
	2020	2019
Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$(441)	$168	$(66)
Add: net income (loss) from continuing operations attributable to noncontrolling interests	23	15	(6)
Add: net income from discontinued operations attributable to noncontrolling interests	—	35	—

Net income (loss)	(418)	218	(72)
Less: income (loss) from discontinued operations, net of taxes	(520)	60	—

Income (loss) from continuing operations	102	158	(72)
Less: net income (loss) from continuing operations attributable to noncontrolling interests	23	15	(6)

Income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders	79	143	(66)
Adjustments to income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders:
Net investment (gains) losses, net[11]	(131)	43	115
Goodwill impairment, net[12]	3	—	—
(Gains) losses on early extinguishment of debt	(3)	—	12
Expenses related to restructuring	1	—	1
Taxes on adjustments	30	(8)	(29)

Adjusted operating income (loss)	$(21)	$178	$33

Adjusted operating income (loss):
U.S. Mortgage Insurance segment	$(3)	$147	$148
Australia Mortgage Insurance segment	1	13	9
U.S. Life Insurance segment:
Long Term Care Insurance	48	37	1
Life Insurance	(81)	10	(77)
Fixed Annuities	28	19	6

Total U.S. Life Insurance segment	(5)	66	(70)

Runoff segment	24	9	(13)
Corporate and Other	(38)	(57)	(41)

Adjusted operating income (loss)	$(21)	$178	$33

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$(0.87)	$0.33	$(0.13)

Diluted	$(0.86)	$0.33	$(0.13)

Adjusted operating income (loss) per share:
Basic	$(0.04)	$0.35	$0.07

Diluted	$(0.04)	$0.35	$0.07

Weighted-average common shares outstanding:
Basic	505.4	503.4	504.3

Diluted[10]	512.5	508.7	504.3

[11]

For the three months ended June 30, 2020, June 30, 2019 and March 31, 2020, net investment (gains) losses were adjusted for DAC and other intangible amortization and certain benefit reserves of $(4) million, $(3) million and $(11) million, respectively, and adjusted for net investment gains (losses) attributable to noncontrolling interests of $32 million, $—million and $(26) million, respectively.

[12]

For the three months ended June 30, 2020, goodwill impairment was adjusted by $2 million related to the company’s mortgage insurance business in Australia for the portion attributable to noncontrolling interests.

Condensed Consolidated Balance Sheets

(Amounts in millions)

	June 30, 2020	December 31, 2019
	(Unaudited)
Assets
Cash, cash equivalents, restricted cash and invested assets	$78,520	$75,226
Deferred acquisition costs	1,718	1,836
Intangible assets and goodwill	223	201
Reinsurance recoverable, net	16,900	17,103
Deferred tax and other assets	740	868
Separate account assets	5,536	6,108

Total assets	$103,637	$101,342

Liabilities and equity
Liabilities:
Future policy benefits	$41,463	$40,384
Policyholder account balances	22,921	22,217
Liability for policy and contract claims	11,280	10,958
Unearned premiums	1,804	1,893
Other liabilities	2,075	1,428
Non-recourse funding obligations	—	311
Long-term borrowings	2,817	3,277
Separate account liabilities	5,536	6,108
Liabilities related to discontinued operations	653	134

Total liabilities	88,549	86,710

Equity:
Common stock	1	1
Additional paid-in capital	11,996	11,990
Accumulated other comprehensive income (loss)	4,447	3,433
Retained earnings	899	1,461
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	14,643	14,185
Noncontrolling interests	445	447

Total equity	15,088	14,632

Total liabilities and equity	$103,637	$101,342

Reconciliation of Adjusted Operating Income Previously Reported to Adjusted Operating Income

Re-Presented to Exclude Discontinued Operations

(Amounts in millions)

Three months ended
June 30,
2019
Adjusted operating income as previously reported	$204
Remove Canada Mortgage Insurance segment adjusted operating income reported as discontinued operations	(41)
Adjustment for corporate overhead allocations, net of taxes[13]	(5)
Adjustment for interest on debt that was required to be repaid as a result of the disposal transaction, net of taxes[14]	6
Tax adjustments[15]	14

Re-presented adjusted operating income	$178

[13]	Expenses previously reported in the Canada MI segment and moved to Corporate and Other Activities.
[14]	Interest on a senior secured term loan facility owed by Genworth Holdings, Inc. previously reported in Corporate and Other Activities and moved to discontinued operations.
[15]	Tax impacts resulting from the classification of Genworth Canada as held-for-sale.

Impact of Foreign Exchange on Adjusted Operating Income and Flow New Insurance Written16

Three months ended June 30, 2020

	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[17]
Australia MI:
Adjusted operating income	(92)%	(92)%
Flow new insurance written	19%	32%
Flow new insurance written (2Q20 vs. 1Q20)	7%	15%

[16]	All percentages are comparing the second quarter of 2020 to the second quarter of 2019 unless otherwise stated.
[17]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Reported Yield to Core Yield

	Three
	months ended
(Assets—amounts in billions)	June 30, 2020	March 31, 2020
Reported Total Invested Assets and Cash	$77.9	$73.2
Subtract:
Securities lending	0.1	0.1
Unrealized gains (losses)	9.7	6.0

Adjusted End of Period Invested Assets and Cash	$68.1	$67.1

Average Invested Assets and Cash Used in Reported and Core Yield Calculation	$67.6	$67.3

(Income—amounts in millions)
Reported Net Investment Income	$786	$793
Subtract:
Bond calls and commercial mortgage loan prepayments	8	16
Other non-core items[18]	2	7

Core Net Investment Income	$776	$770

Reported Yield	4.65%	4.71%

Core Yield	4.59%	4.57%

[18]	Includes cost basis adjustments on structured securities and various other immaterial items.